UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    Form CB
                TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)                           |_|

Securities Act Rule 802 (Exchange Offer)                            |X|

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                 |X|

Exchange Act Rule 14d-1(c) (Third Party Tender Offer)               |_|

Exchange Act Rule 14e-2(d) (Subject Company Response)               |_|

Filed or submitted in paper if permitted by Regulation
S-T Rule 101(b)(8)                                                  |_|


                              CEMEX, S.A. de C.V.
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                           (Name of Subject Company)


                                  CEMEX Corp.
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     (Translation of Subject Company's Name into English (if applicable))


                             United Mexican States
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       (Jurisdiction of Subject Company's Incorporation or Organization)


                              CEMEX, S.A. de C.V.
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                      (Name of Person(s) Furnishing Form)


                  Options to purchase Ordinary Participation
             Certificates (CPOs), each CPO representing one Series
                      A share and two Series B shares of
                  CEMEX, S.A. de C.V., issued pursuant to the
                CEMEX, S.A. de C.V. Employee Stock Option Plan
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                    (Title of Class of Subject Securities)


                                Not Applicable
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             (CUSIP Number of Class of Securities (if applicable))


                                 Jill Simeone
                                CEMEX NY Corp.
                        590 Madison Avenue, 41st Floor
                           New York, New York 10022
                             (Tel) +1-212-317-6000
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           (Name, Address (including zip code) and Telephone Number
           (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

                                with a copy to:

                           Robert M. Chilstrom, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                           New York, New York 10036
                             (Tel) +1-212-735-3950


                               January 30, 2004
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                 (Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1.     Home Jurisdiction Documents

      (a) An English version of the 2004 Option Exchange Program Brochure disseminated to participants in the CEMEX. S.A. de C.V. Employee Stock Option Plan on January 30, 2004 is attached to this Form CB as Exhibit A.

      (b)   Not Applicable

Item 2.     Informational Legends

A legend in compliance with Rule 802(b) of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, has been included on the cover page of the 2004 Option Exchange Program Brochure listed in Item 1 above.


PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

      (1)   Not Applicable

      (2)   Not Applicable

      (3)   Not Applicable


PART III - CONSENT TO SERVICE OF PROCESS

      (1) CEMEX, S.A. de C.V. is filing with the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X concurrently with the furnishing of this Form CB.

      (2)   Not Applicable

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ Rodrigo Trevino
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                                  (Signature)

                   Rodrigo Trevino, Chief Financial Officer
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                               (Name and Title)

                               February 2, 2004
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                                    (Date)

EXHIBIT INDEX
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Exhibit
Number              Description
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Exhibit A          English version of 2004 Option Exchange Program Brochure
                   disseminated to participants in the CEMEX. S.A.
                   de C.V. Employee Stock Option Plan on January 30, 2004.
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